Exhibit 21

Subsidiaries of the Registrant

Public Subsidiaries (including entities consolidated as a variable interest entity)

1.	TurnOnGreen, Inc., a Nevada corporation
	a.	Digital Power Corporation, a Delaware corporation
	b.	TOG Technologies, a Nevada corporation
2.	RiskOn International, Inc., a Nevada corporation
	a.	Bitnile.com, a Nevada corporation
	b.	RiskOn360, Inc., a Nevada corporation
3.	Giga-tronics Incorporated, a California corporation*
	a.	Gresham Holdings, Inc., a Delaware corporation
	b.	Microsource Inc., a California corporation
	c.	Microphase Corporation, a Delaware corporation
	d.	Gresham Power Electronics Ltd., a company organized under the laws of England and Wales
	e.	Enertec Systems 2001 Ltd., an Israeli corporation
	f.	Relec Electronics Ltd., a company organized under the laws of England and Wales
	g.	Tabard Holdings Inc., a Delaware corporation

*	This entity has filed a petition for reorganization under Chapter 11 of the bankruptcy laws. As the filing placed such entity under the control of the bankruptcy court, we deconsolidated this entity and its subsidiaries effective as of the petition date. Any ownership of this entity after completion of the reorganization process is currently unknown.

Private Subsidiaries

1.	456 Lux Hotel NYC, LLC, a Delaware limited liability company
2.	1801 Deming, LLC, a Delaware limited liability company
3.	2226 Deming, LLC, a Delaware limited liability company
4.	7675 Walton, LLC, a Delaware limited liability company
5.	8400 Market, LLC, a Delaware limited liability company
6.	ACG Alpha Management LLC, a Delaware limited liability company
7.	Agree Madison, LLC, a Delaware limited liability company
8.	Alliance Cloud Services, LLC, a Delaware limited liability company
9.	Alpha Structured Finance GP LLC, a Delaware limited liability company
10.	askROI, Inc., a Nevada corporation
11.	Ault Aviation, LLC, a Nevada limited liability company
12.	Ault Capital Group, Inc., a Nevada corporation
13.	Ault Energy, LLC, a Nevada limited liability company
14.	Ault Global Real Estate Equities, Inc., a Nevada corporation
15.	Ault Global Real Estate Equities, LLC, a Delaware limited liability company
16.	Ault Lending, LLC, a California limited liability company
17.	BNI Montana, LLC, a Delaware limited liability company
18.	Circle 8 Crane GP LLC, a Delaware limited liability company
19.	Circle 8 Crane Services LLC, a Delaware limited liability company
20.	Circle 8 Holdco LLC, a Delaware limited liability company
21.	Eco Pack Technologies, Inc., a Nevada corporation
22.	Sentinum, Inc. (f/k/a BitNile, Inc.), a Nevada corporation

Inactive Subsidiaries

The following entities are inactive subsidiaries of the Company and its subsidiaries:

A.	Digital Farms, Inc., a Delaware corporation
B.	Flashpoint Digital Media, LLC, a Delaware limited liability company
C.	FlexiSphere Acquisition Corp., a Delaware corporation

D.	GuyCare, Inc., a Nevada corporation
E.	GuyCare Management, Inc., a Nevada corporation
F.	I. AM Inc., a Nevada corporation
G.	It’sLikeFashion.com, Inc., a Delaware corporation
H.	RiskOn Learning, Inc., a Nevada corporation
I.	Spyglass Hill Capital Lending Corp., a Delaware corporation
J.	Unique EV, Inc., a Delaware corporation
K.	Watership Corp., a Nevada corporation